UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 9, 2015

Rockwell Collins, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

400 Collins Road NE Cedar Rapids, Iowa	52498
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (319) 295-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05.	Costs Associated with Exit or Disposal Activities.
As contemplated in the Company’s September 18, 2015 earnings guidance press release for its 2016 fiscal year, in October 2015 the Company initiated certain restructuring actions primarily as a result of continued weakness in the business aviation market. The Company offered certain eligible U.S. employees an opportunity to receive a separation benefit if they elected between October 5, 2015 and November 9, 2015 to voluntarily terminate their employment on or before December 18, 2015. The voluntary elections became irrevocable on November 9, 2015 and 468 employees elected to participate. As a result of these elections and other restructuring actions, the Company expects to record a pre-tax restructuring charge in the first quarter of its 2016 fiscal year in the range of $35 million to $45 million primarily consisting of employee severance costs. The estimated charge increased from a range of 10 to 15 cents per share that was included in the Company’s earnings guidance on September 18, 2015 to a range of 18 to 24 cents of earnings per share primarily due to a higher than expected number of employees electing the voluntary separation benefit.
This disclosure contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including the scope of our future commitments regarding other contemplated restructuring actions. These forward looking statements are made only as of the date hereof.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROCKWELL COLLINS, INC.
(Registrant)

Dated: November 13, 2015	By:	/s/ Tatum J. Buse
Tatum J. Buse
Vice President,
Finance and Controller